State of Delaware
Secretary of State
Division of Corporations
Delivered 01:09 PM 01/21/2015
FILED 01:09 PM 01/21/2015
SRV 150076570 - 4629922 FILE

STATE OF DELAWARE

CERTIFICATE OF DESIGNATION
OF
KUN DE INTERNATIONAL HOLDINGS INC.

FIRST: The Board of Directors of Kun De International Holdings Inc. (the "Corporation") by Unanimous Written Consent dated as of January 5, 2015 adopted a resolution setting forth the designation of Series A preferred stock as previously authorized in the amendment filed with the Delaware Secretary of State on April 4, 2011. The designation of Series A Preferred Stock is hereby set forth as follows:

PREFERRED STOCK: The Corporation is authorized to issue Twenty Million (20,000,000) shares of $0.001 par value preferred stock (the "Preferred Stock"). The Board of Directors is expressly vested with the authority to divide any or all of the Preferred Stock into series in addition to those set forth below and to fix and determine the relative rights and preferences of the shares of each series so established, provided, however, that the rights and preferences of various series may vary only with respect to:

(a) the rate of dividend;
(b) whether the shares maybe called and, if so, the call price and the terms and conditions of call;
(c) the amount payable upon the shares in the event of voluntary and involuntary liquidation;
(d) sinking fund provisions, if any, for the call or redemption of the shares;
(e) the terms and conditions, if any, on which the shares may be converted;
(f) voting rights; and
(g) whether the shares will be cumulative, noncumulative or partially cumulative as to dividends and the dates from which any cumulative dividends are to accumulate.

The Board of Directors shall exercise the foregoing authority by adopting a resolution setting forth the designation of each series and the number of shares therein, and fixing and determining the relative rights and preferences thereof. The Board of Directors may make any change in the designation, terms, limitations and relative rights or preferences of any series in the same manner, so long as no shares of such series are outstanding at such time.

Within the limits and restrictions, if any, stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, the Board of Directors is authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of such series. In case the number of shares of any series shall be so decreased, the share constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

CERTIFICATE OF DESIGNATION, SERIES A PREFERRED STOCK

1. DESIGNATION. This class of stock of this Corporation shall be named and designated "Series A Preferred Stock". It shall have 1000 shares authorized at $0.001 par value per share.

2. CONVERSION RIGHTS.

a. If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall be convertible into the number of shares of Common Stock which equals four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of conversion, plus ii) the total number of shares of any other series of preferred stocks, which are issued and outstanding at the time of conversion. The stock certificate(s) evidencing the Common Stock shall be issued with a restrictive legend indicating that it was issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and that it cannot be transferred unless it is so registered, or an exemption from registration is available, in the opinion of counsel to the Corporation.

b. Each individual share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock equal to:

[four times the sum of: {all shares of Common Stock issued and outstanding at time of conversion + all shares of any other series of preferred stocks issued and outstanding at time of conversion}]

divided by:

[the number of shares of Series A Preferred Stock issued and outstanding at the time of conversion].

3. ISSUANCE. Shares of Series A Preferred Stock may only be issued as directed by a majority vote of the Board of Directors. The number of shares of Series A Preferred Stock to be issued at a per share price shall be determined by the Board of Directors at the time of each issuance.

4. VOTING RIGHTS.

a. If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall have voting rights equal to four times the sum of: i) the total number of shares of Common Stock which are issued and outstanding at the time of voting, plus ii) the total number of shares of any other series of preferred stocks, which are issued and outstanding at the time of voting.

b. Each individual share of Series A Preferred Stock shall have the voting rights equal to:

[four times the sum of: {all shares of Common Stock issued and outstanding at time of voting + all shares of any other series of preferred stocks issued and outstanding at time of voting}]

divided by:

[the number of shares of Series A Preferred Stock issued and outstanding at the time of voting]

5. LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any stock ranking junior to the Series A Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount equal to $1.00 per share (the "Preference Value"), plus all declared but unpaid dividends, for each share of Series A Preferred Stock held by them. After the payment of the full applicable Preference Value of each share of the Series A Preferred Stock as

set forth herein, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Corporation's Common Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed on its behalf by its officer thereunder duly authorized this 5th day of January, 2015.

KUN DE INTERNATIONAL HOLDINGS INC.

By: /s/ Shuquan Chen, Chief Executive Officer